Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FOURTH QUARTER 2015 NET INCOME OF $144 MILLION ($0.72 PER DILUTED SHARE); FULL YEAR NET INCOME OF $1,057 MILLION ($5.67 PER DILUTED SHARE)

  Results Include After-Tax Charges of $76 million ($0.38) Per Diluted Share Related to Strategic Initiatives and Restructuring Charges – Completed sale of Brazil business, streamlined senior management structure and recognized a tax benefit on a previously sold international portfolio;

  Grew Financing and Leasing Assets – Combined North America Banking and Transportation & International Finance financing and leasing assets grew 27% from a year ago, (5% excluding assets acquired from OneWest Bank);

  Continued Progress Towards Bank-Centric Model – 65% of total financing and leasing assets in CIT Bank and deposits represent 64% of total funding; reduced weighted average costs of funds by 100 basis points from prior year;

  Strong Capital Ratios – Common Equity Tier 1 of 12.7% and Total Capital Ratio of 13.3%.

NEW YORK, NY – February 2, 2016 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of commercial lending and leasing services, today reported net income of $144 million, $0.72 per diluted share, for the fourth quarter of 2015, compared to net income of $251 million, $1.37 per diluted share, for the year-ago quarter. Income from continuing operations for the fourth quarter was $151 million, $0.75 per diluted share compared to $252 million, $1.37 per diluted share in the year-ago quarter. Net income for the year-ago quarter included $44 million, ($0.24) per diluted share, from the reversal of the valuation allowance related to certain international deferred tax assets.

Net income for the year ended December 31, 2015 was $1,057 million, $5.67 per diluted share, compared to $1,130 million, $5.96 per diluted share, for the year ended December 31, 2014. Income from continuing operations for the year ended December 31, 2015 was $1,067 million, $5.72 per diluted share, compared to $1,078 million, $5.69 per diluted share for the year ended December 31, 2014. Net income for the year ended December 31, 2015 included $647 million, $3.47 per diluted share, of income tax benefits associated with the partial reversals of the valuation allowances on certain domestic and international deferred tax assets, while the prior year included $419 million of such benefits, or $2.21 per diluted share.

“CIT’s evolution to a commercial bank model progressed throughout 2015 as we completed the acquisition of OneWest Bank, sold our non-strategic businesses in Brazil and Mexico, began the sale process for other international businesses and are exploring strategic alternatives for our Commercial Air Business,” said John A. Thain, Chairman and Chief Executive Officer. “We returned nearly $650 million of capital and increased CIT’s Bank deposits. CIT maintains strong capital and liquidity and is well positioned to build on our achievements under my successor Ellen Alemany and her leadership team.”

During the current quarter, a specific reserve related to Discontinued Operations was increased by $38 million of which the majority was recorded as an adjustment to goodwill. The company is continuing to evaluate this reserve which could result in additional changes to the financial statements.

Summary of Fourth Quarter Financial Results from Continuing Operations

All references in this section relate to continuing operations and therefore do not include any of the assets or results of operations of the discontinued operations.

On August 3, 2015, CIT acquired IMB HoldCo LLC, the parent company of OneWest Bank, which impacts the comparability of current results to prior periods. The current quarter reflects a full quarter of OneWest Bank’s results of operations while the prior quarter reflects two months and the prior-year period does not include any results from OneWest Bank.

Selected Financial Highlights (Continuing Operations)

				Change from:
	4Q15	3Q15	4Q14	Prior Quarter*	Prior Year*
($ in millions, except per share data)
Pre-tax income	$141	$137	$222	$4	$(81)
Net income	$151	$697	$252	$(546)	$(101)
Diluted earnings per share (EPS)	$0.75	$3.63	$1.37	$(2.88)	$(0.62)
EPS impact from VA Reversal	$-	$3.37	$0.24	$(3.37)	$(0.24)

Pre-tax return on average earning assets (ROAEA)	0.95%	1.04%	2.12%	-0.09%	-1.17%
Net finance margin	3.57%	3.67%	3.56%	-0.10%	0.02%
Net efficiency ratio	53.3%	62.2%	49.3%	-8.9%	4.0%
Tangible book value per share (TBVPS)	$47.73	$47.09	$46.83	$0.65	$0.91

CET 1 Ratio(1)	12.7%	12.4%	NA	0.3%	NA
Total Capital Ratio(1)	13.3%	12.9%	15.2%	0.4%	-1.9%

Net charge-offs as % of AFR	0.40%	0.86%	0.47%	-0.46%	-0.07%
Allowance for loan losses as % of finance receivables	1.14%	1.03%	1.78%	0.10%	-0.64%

Average earning assets	$59,142	$52,448	$41,936	$6,693	$17,206
Financing and leasing assets	$50,381	$50,099	$35,644	$282	$14,738

* Certain balances may not sum due to rounding.

(1) The third quarter risk weighted assets were increased by $0.8 billion to conform to the current quarter’s presentation. Due to the increase in risk weighted assets, the third quarter CET ratio and total capital ratio each decreased by 0.1%.

Income from continuing operations of $151 million includes discrete items of $76 million resulting from our strategic initiatives and restructuring charges. Discrete items include a $58 million after-tax charge related to the sale of our Brazil business due primarily to the realization of the currency translation adjustment (“CTA”), restructuring costs of $33 million (after-tax) related to the streamlining of the Bank and Bank Holding Company management structure and a tax benefit of $15 million related to the resolution of a tax position on one of the international portfolios we have exited. In addition, operating expenses benefited from the reversal of accruals for incentive compensation and benefits related to management and other changes and the current quarter’s tax provision was positively impacted by a year-end true-up to reflect the full year actual geographic mix of earnings.

Tangible book value per share1 increased to $47.73 reflecting growth from net income excluding the CTA loss which was previously recorded in Other Comprehensive Income. Estimated Common Equity Tier 1 and Total Capital ratios at December 31, 2015 increased to 12.7% and 13.3%, respectively, as calculated under the fully phased-in Regulatory Capital Rules. Average earning assets2 at December 31, 2015 increased to $59.1 billion reflecting a full quarter of OneWest assets.

Income Statement Highlights:

Net Finance Revenue*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$510	$438	$306	$73	$204
Rental income on operating leases	551	539	547	12	4
Finance revenue	1,061	977	853	84	209
Interest expense	(287)	(280)	(277)	(6)	(10)
Depreciation on operating lease equipment	(167)	(159)	(153)	(8)	(14)
Maintenance and other operating lease expenses	(80)	(56)	(50)	(24)	(30)
Net finance revenue	$528	$482	$373	$47	$155

Average earning assets	$59,142	$52,448	$41,936	$6,693	$17,206
Net finance margin	3.57%	3.67%	3.56%	-0.10%	0.02%
* Certain balances may not sum due to rounding.

Net finance revenue3 was $528 million in the current quarter, compared to $482 million in the prior quarter and $373 million in the year-ago quarter. Average earning assets were $59 billion in the current quarter reflecting a full quarter of earnings assets acquired from OneWest Bank. Net finance revenue as a percentage of average earning assets (“net finance margin”) decreased from the prior quarter and increased slightly from the year-ago quarter. The decrease from the prior quarter reflects yield pressure primarily from lower rail utilization and higher operating lease and maintenance cost partially offset by a full quarter contribution from the OneWest Bank acquisition. The slight increase from the year-ago quarter reflects the benefits from the OneWest acquisition offset by pressure on portfolio yields and the absence of interest recoveries.

Other Income*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Factoring commissions	$29	$31	$32	$(2)	$(3)
Fee revenues	32	28	26	4	6
Gains on sales of leasing equipment	17	31	52	(14)	(35)
(Losses) gains on loan and portfolio sales	(41)	(15)	17	(27)	(58)
(Losses) gains on investments	(6)	2	25	(8)	(30)
Losses on OREO sales	(2)	(3)	-	1	(2)
Net gains (losses) on derivatives and foreign currency exchange	2	(20)	(16)	22	18
Impairment on assets held for sale	(15)	(24)	(31)	9	16
Other revenues	14	9	12	5	2
Total other income	$30	$39	$116	$(9)	$(86)
* Certain balances may not sum due to rounding.

1 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

2 Average earning asset components include interest earning cash, investments, securities and indemnification assets. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of Earning Assets non-GAAP to GAAP financial information.

3 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

Other income of $30 million includes a loss on the sale of the Brazil platform primarily related to the recognition of $51 million of CTA losses. The prior quarter included a $24 million mark-to-market charge on the total return swap (TRS), a loss on the sale of the Mexico platform primarily related to the recognition of $19 million of CTA losses, and an impairment charge of $15 million on an international portfolio transferred to held for sale. The year-ago quarter included elevated benefits from asset sales and repayments of problem loans.

Operating Expenses*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Compensation and benefits	$(152)	$(160)	$(139)	$9	$(13)
Technology	(33)	(30)	(22)	(3)	(11)
Professional fees	(43)	(57)	(24)	14	(20)
Net occupancy expense	(18)	(15)	(9)	(3)	(9)
Advertising and marketing	(8)	(7)	(10)	(1)	2
Other expenses	(44)	(54)	(38)	10	(6)
Operating expenses before provision for severence and facilities exiting and intangible asset amortization	(298)	(324)	(241)	26	(56)
Provision for severance and facilities exiting activities	(53)	(5)	(7)	(48)	(46)
Intangible asset amortization	(7)	(5)	(1)	(2)	(6)
Total operating expenses	$(358)	$(334)	$(249)	$(24)	$(109)

Net efficiency ratio	53.3%	62.2%	49.3%	8.9%	-4.0%

* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization were $298 million, compared to $324 million in the prior quarter and $241 million in the year-ago quarter. The decrease from the prior quarter reflects lower compensation and benefits and FDIC costs. Compensation and benefits costs declined this quarter as the positive impact from streamlining the senior management structure as well as from adjusting accruals related to incentive compensation and changes to benefit plans were partially offset by a full quarter of OneWest Bank costs. The prior quarter included $24 million in deal costs associated with the acquisition. The increase from the prior year reflects the addition of OneWest Bank, including integration-related costs that were partially offset by a reduction in compensation costs described above. The net efficiency ratio4 improved to 53% reflecting both higher net revenues and lower expenses. Headcount at December 31, 2015 was 4,900 down from 4,960 in the prior quarter reflecting management changes and up from 3,360 a year-ago. Restructuring costs this quarter relate to management changes, while the amortization of intangibles is primarily due to the OneWest Bank acquisition.

Income Taxes

The provision for income taxes was a benefit of $10 million, reflecting $15 million in benefits from the resolution of a tax position on an international portfolio previously sold. This quarter’s provision was also positively impacted by a year-end true up to reflect the full year actual geographic mix of earnings. The income tax benefit in the prior quarter was $560 million and included $593 million in net discrete benefits from the $647 million reversal of the valuation allowance on the U.S. federal deferred tax asset that was partially offset by $56 million in charges related to our international businesses. The year-ago quarter provision was a benefit of $28 million driven by a $44 million reversal on a valuation allowance on certain international deferred tax assets. The effective

4 Net efficiency ratio is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 23 for reconciliation of non-GAAP to GAAP financial information.

tax rate excluding discrete items was 9% for the quarter and 23% for the year. Cash taxes was a net refund of $17 million compared to net payments of $9 million in the prior quarter and $3 million in the year-ago quarter.

Balance Sheet Highlights:

Earning Assets*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Loans (including assets held for sale)	$33,671	$34,395	$20,274	$(724)	$13,397
Operating lease equipment, net (including assets held for sale)	16,710	15,704	15,370	1,007	1,340
Financing and Leasing Assets	50,381	50,099	35,643	282	14,738
Interest bearing cash	6,820	6,606	6,241	214	579
Investment securities	2,954	3,619	1,550	(665)	1,404
Indemnification asset	415	465	-	(50)	415
Securities purchased under agreements to resell	-	100	650	(100)	(650)
Credit balances of factoring clients	(1,344)	(1,609)	(1,622)	265	278
Total Earning Assets	$59,226	$59,280	$42,463	$(53)	$16,763
* Certain balances may not sum due to rounding.

Earning assets at December 31, 2015 were unchanged from the prior quarter, as growth in Transportation & International Finance (TIF) was offset by loan sales and higher prepayments in North America Banking (NAB), the continued runoff in Legacy Consumer Mortgage (LCM) and Non-Strategic Portfolios (NSP), as well as a reduction in investment securities. The increase from the year-ago quarter principally reflects the assets acquired from OneWest Bank.

Total cash and investment securities, including non-earning cash, were $11.3 billion at December 31, 2015, and comprised of $8.3 billion of cash and $3.0 billion of debt and equity securities. Cash and investment securities at December 31, 2015 consisted of $1.4 billion related to the bank holding company and $8.4 billion at CIT Bank, N.A. (excluding $0.1 billion of restricted cash), with the remainder comprised of cash at operating subsidiaries and other restricted balances of approximately $1.5 billion.

Deposits and Borrowings*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Total Deposits	$32,782	$32,329	$15,850	$453	$16,932
Unsecured borrowings	$10,678	$10,725	$11,932	$(47)	$(1,255)
Secured borrowings	7,861	8,596	6,523	(734)	1,338
Total Borrowings	$18,539	$19,321	$18,456	$(781)	$83
* Certain balances may not sum due to rounding.

Deposits increased from the prior quarter while unsecured borrowings reflect a modest amount of repurchases and secured borrowings declined primarily from the amortization of structured financings. The increase from December 31, 2014, primarily reflected deposits and FHLB borrowings related to the OneWest Bank acquisition. At December 31, 2015, deposits represented approximately 64% of CIT’s funding, with unsecured and secured borrowings comprising 21% and 15% of the funding mix, respectively, reflecting the ongoing shift from unsecured borrowings to deposit funding. The weighted average coupon rate on outstanding deposits and borrowings in continuing operations was 2.22% at December 31, 2015, relatively flat with September 30, 2015 and down from 3.11% at December 31, 2014.

Capital*				Change from:
($ in millions, except per share data)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Common Stockholders' Equity	$10,978	$10,799	$9,069	$179	$1,909
Tangible Common Equity	$9,595	$9,462	$8,472	$133	$1,123
Total risk-based capital	$9,326	$9,157	$8,412	$170	$914
Risk-weighted assets(1)	$70,087	$71,110	$55,481	$(1,013)	$14,606

Book value per share (BVPS)	$54.61	$53.74	$50.13	$0.87	$4.49
Tangible book value per share (TBVPS)	$47.73	$47.09	$46.83	$0.65	$0.91
CET 1 Ratio(1)	12.7%	12.4%	NA	0.3%	NA
Total Capital Ratio(1)	13.3%	12.9%	15.2%	0.4%	-1.9%
Tier 1 Leverage Ratio(1)	13.4%	15.1%	17.4%	-1.7%	-4.0%

* Certain balances may not sum due to rounding.

(1) The third quarter risk weighted assets were increased by $0.8 billion to conform to the current quarter’s presentation. Due to the increase in risk weighted assets, the third quarter CET ratio and total capital ratio each decreased by 0.1%.

The sequential increase in equity primarily reflects the current period earnings excluding the CTA loss which was previously recognized in Other Comprehensive Income. The acquisition of OneWest Bank was a principal contributor to the increased equity compared to December 31, 2014, primarily due to the issuance of common shares (out of Treasury shares) and the reversal of the valuation allowance on our Federal deferred tax asset in the third quarter. Tangible common equity for the current quarter and prior quarter reflects the increase in equity net of the increase in goodwill and intangibles. Regulatory capital also increased from the prior periods. However, while the reversal of the deferred tax asset valuation allowance benefited stockholder’s equity, it had minimal impact on regulatory capital as the majority of the deferred tax asset balance is disallowed for regulatory capital purposes. As a result, capital ratios declined from December 31, 2014 as the benefit from the increase in regulatory capital was more than offset by the increase in the risk-weighted assets acquired.

The leverage ratio, which was also impacted by the acquisition last quarter, declined to 13.4%. The ratios presented reflect estimated Common Equity Tier 1 and Total Capital ratios at December 31 and September 30, 2015 under the fully phased-in Regulatory Capital Rules. The December 31, 2014 Tier 1 and Total Capital ratios are reported under the previously effective capital rules. The impact of the change in Regulatory Capital Rules at January 1, 2015 was minimal.

Book value per share and tangible book value per share increased sequentially, reflecting earnings excluding the CTA loss. Both are also up from December 31, 2014, as the increase in equity outpaced the increase in shares outstanding.

In January 2016, the Board approved a $0.15 cash dividend payable on February 26, 2016 to common shareholders of record as of February 12, 2016.

Asset Quality

Asset Quality*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Net charge-offs (NCO)	$32	$61	$23	$(29)	$9
NCO % of AFR	0.40%	0.86%	0.47%	-0.46%	-0.07%
Non-accrual	$268	$215	$161	$53	$107
OREO	$122	$127	$-	$(4)	$122
Provision for credit losses	$58	$50	$15	$8	$43
Total Portfolio Allowance as a % of Finance Receivables (FR)	1.14%	1.03%	1.78%	0.10%	-0.64%
Allowance for loan losses plus principal loss discount as % of FR (before principal loss discount) / Commercial	1.80%	1.82%	1.78%	-0.02%	0.02%
* Certain balances may not sum due to rounding.

Excluding assets transferred to held for sale in all periods, net charge-offs were $13 million, primarily in NAB, compared to $16 million and $21 million in the year-ago and prior quarters, respectively. Recoveries of $6 million were relatively unchanged from the year-ago and prior quarters.

Non-accrual loans of $268 million increased from $215 million in the prior quarter, primarily due to an increase in the energy portfolio. The provision for credit losses of $58 million rose from both the prior quarter of $50 million and year-ago quarter of $15 million and reflects an increase in reserves related to the energy and, to a lesser extent, the maritime portfolios. In addition, the prior quarter provision included the establishment of reserves on certain acquired non-credit impaired loans in the initial period post acquisition.

Real estate owned as a result of foreclosures of secured mortgage loans, recorded in the Legacy Consumer Mortgage segment, was down slightly from September 30, 2015.

The allowance for loan losses was $360 million (1.14% of finance receivables, 1.35% excluding loans subject to loss sharing agreements with the FDIC) at December 31, 2015, compared to $335 million (1.03%, 1.22%) at September 30, 2015 and $346 million (1.78%) at December 31, 2014. The increase from the prior quarter is due to reserve build primarily in the energy and maritime portfolios and on certain acquired non-credit impaired loans, partially offset by the decline in non-specific reserves associated with assets transferred to held for sale. The decline in the percentage of allowance to finance receivables from the prior year reflects the impact of the OneWest Bank acquisition in the third quarter. Including the impact of the principal loss discount on credit impaired loans, which is essentially a reserve for credit losses on the discounted loans, the commercial loan allowance to finance receivables was 1.80% compared to 1.82% at September 30, 2015. The consumer loans ratio was 8.89% and 11.27% at December 31 and September 30, 2015, respectively, as most of the consumer loans purchased were credit impaired and are partially covered by loss share agreements with the FDIC.

CIT’s loans to the oil and gas industry totaled $0.9 billion or 3% of total loans at December 31, 2015 of which 27% are criticized. The portfolio has loss coverage of 10% of the principal balance reflecting the purchase accounting discount for loans acquired from OneWest Bank and the allowance for loan losses. If oil prices remain at current levels, the portfolio will likely experience additional downward credit migration.

Segment Highlights:

North America Banking (NAB)

Earnings Summary*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$317	$276	$214	$42	$103
Rental income on operating leases	30	29	25	1	5
Interest expense	(65)	(72)	(74)	7	9
Depreciation on operating lease equipment	(19)	(22)	(20)	3	1
Net finance revenue	263	210	145	52	117
Other income	74	58	115	16	(41)
Provision for credit losses	(46)	(47)	(7)	1	(39)
Operating expenses	(205)	(186)	(132)	(19)	(73)
Income before income taxes	$87	$36	$122	$51	$(35)

Select Average Balances
Average finance receivables	$23,149	$21,204	$16,013	$1,945	$7,136
Average earning assets	$23,645	$20,808	$15,616	$2,837	$8,028
Statistical Data
Pre-tax ROAEA	1.47%	0.69%	3.13%	0.78%	-1.66%
Net finance margin	4.44%	4.04%	3.72%	0.40%	0.72%
New business volume	$2,471	$2,067	$1,621	$404	$851
Efficiency ratio	58.7%	67.4%	50.4%	8.7%	-8.3%
* Certain balances may not sum due to rounding.

NAB pre-tax earnings of $87 million rose from the prior quarter, benefiting from a full quarter of activity from OneWest Bank. In addition, the prior quarter included $15 million of goodwill impairment related to the transfer of the Canadian business to assets held for sale. Pre-tax earnings declined from the year-ago quarter as the benefit from OneWest Bank was more than offset by lower other income and higher credit costs.

The results continue to reflect a challenging lending environment and the impact of low interest rates. Financing and leasing assets (“FLA”), which comprise the majority of earning assets, were $24.1 billion at December 31, 2015, including $1.4 billion of consumer loans. FLA declined from $24.7 billion at September 30, 2015 as new business originations were offset by sales and higher prepayments in Commercial Banking and a decline in factoring receivables and rose from $16.2 billion at December 31, 2014, primarily due to the acquisition of OneWest Bank. New lending and leasing volume increased from the prior quarter with strong origination growth in Commercial Real Estate and from the year-ago quarter in all divisions. Factored volume was relatively flat with the prior quarter and decreased from the year-ago quarter.

Net finance revenue increased from the prior and year-ago quarters, reflecting higher earning assets and purchase accounting accretion on loans acquired. Net finance margin was 4.44%, an increase from the prior and year-ago quarters as the benefit of higher yields from purchase accounting accretion on acquired loans and lower funding costs more than offset lower yields on certain new originations.

Other income rose from the prior quarter primarily reflecting the third quarter impairment charge noted above. The decrease in other income from the year-ago quarter was primarily due to lower gains on receivables and equipment sales, lower gain on investment securities and lower commission income.

Operating expenses rose from the prior quarter due to a full quarter of OneWest Bank expenses and from the year-ago quarter, reflecting an increase in employee and deposit-related costs that resulted from the acquisition of OneWest Bank.

Non-accrual loans were $201 million (0.88% of finance receivables), compared to $156 million (0.67%) at September 30, 2015, and $101 million (0.63%) a year ago. The increase in balance from the prior quarter was primarily related to loans in the energy sector within the Commercial Banking division. The provision for credit losses was essentially unchanged from the prior quarter and up from the year-ago quarter reflecting new volume and increases in reserves related to the energy portfolio. Net charge-offs were $32 million (0.55% of average finance receivables), compared to $33 million (0.62%) in the prior quarter and $15 million (0.38%) in the year-ago quarter. Net charge-offs related to assets transferred to held for sale were $19 million in the current quarter compared to $14 million in the prior quarter and $1 million in the year-ago quarter.

Transportation & International Finance (TIF)

Earnings Summary*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$73	$74	$72	$(1)	$2
Rental income on operating leases	519	507	514	12	5
Interest expense	(157)	(155)	(169)	(2)	12
Depreciation on operating lease equipment	(148)	(138)	(134)	(10)	(15)
Maintenance and other operating lease expenses	(80)	(56)	(50)	(24)	(30)
Net finance revenue	208	232	233	(24)	(25)
Other income	23	23	34	0	(10)
Provision for credit losses	(9)	(2)	(9)	(7)	(0)
Operating expenses	(66)	(68)	(73)	2	7
Income before income taxes	$156	$185	$185	$(29)	$(29)

Select Average Balances
Average finance receivables	$3,447	$3,806	$3,689	$(360)	$(242)
Average operating leases	$15,698	$14,978	$14,720	$720	$978
Average earning assets	$20,742	$20,068	$20,517	$673	$224
Statistical Data
Pre-tax ROAEA	3.01%	3.69%	3.60%	-0.67%	-0.59%
Net finance margin	4.00%	4.62%	4.54%	-0.62%	-0.54%
New business volume	$1,695	$1,237	$1,229	$458	$466
Efficiency ratio	28.2%	26.9%	27.4%	-1.3%	-0.8%
* Certain balances may not sum due to rounding.

TIF pre-tax earnings were down from the prior and year-ago quarters, as a modest increase in finance revenue was offset by higher costs associated with the air and rail operating lease portfolios.

Financing and leasing assets at December 31, 2015 grew to $20.8 billion, up from $19.6 billion at September 30, 2015 and $19.0 billion at December 31, 2014. The increases reflect growth in Air, Rail and Maritime Finance, partially offset by a reduction in International Finance. Assets held for sale decreased slightly from last quarter to $0.9 billion, reflecting equipment sales and net collections in International Finance. International Finance assets held for sale totaled $0.8 billion and included equipment finance portfolios in China and the UK, the latter of which was sold in January 2016. New business volume for the quarter consisted of $1.2 billion of operating lease equipment, including the delivery of 14 new aircraft, and approximately 4,400 new railcars, and the funding of $0.5 billion of finance receivables, the majority of which was in Maritime Finance.

Net finance revenue was down from the prior and year-ago quarters, reflecting higher maintenance and other operating lease costs on aircraft and railcars, and yield compression in Rail, primarily reflecting reduced utilization in the crude, coal and steel related railcars. Net finance margin was down reflecting the aforementioned net finance revenue trends. Gross yields in Aerospace were up slightly from the prior quarter to 11.1%, while gross yields in Rail of 13.7% were down from 14.5% in the prior quarter.

Other income was flat with the prior quarter and down from a year-ago reflecting lower gains from equipment sales and impairments on the International portfolios held-for-sale.

Non-accrual loans of $62 million (1.75 % of finance receivables) increased from $52 million (1.58%) at September 30, 2015 and $37 million (1.05%) a year ago and largely consist of international balances in each of the periods. The sequential increase was due to the addition of one business aircraft account. The provision for credit losses increased from the prior quarter reflecting general reserve increases in Maritime and overall growth in our loan portfolio.  Net charge-offs were less than $1 million this quarter (0.09% of average finance receivables) compared to net charge-offs of $27 million (2.86%) in the prior quarter and net charge-offs of $8 million (0.84%) in the year-ago quarter.  Most of the prior quarter’s charge-offs related to the transfer of the China portfolio to held for sale.

Operating expenses were down from the prior and year-ago quarters reflecting lower employee costs and legal fees.

Utilization trends were mixed compared to the prior quarter. Aircraft utilization improved to 100% with all aircraft on lease or under a commitment at quarter-end, while Rail utilization declined from 97% to 96%, reflecting pressures mostly from the crude, coal and steel industries. All of our aircraft scheduled for delivery in the next 12 months and 55% of the total railcar order-book have lease commitments.

Legacy Consumer Mortgages (LCM)

Earnings Summary*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$90	$63	$-	$27	$90
Interest expense	(21)	(14)	-	(7)	(21)
Net finance revenue	69	49	-	20	69
Other income	1	(1)	-	2	1
Provision for credit losses	(4)	(2)	-	(2)	(4)
Operating expenses	(26)	(17)	-	(9)	(26)
Income before income taxes	$41	$30	$-	$11	$41

Select Average Balances
Average finance receivables	$5,519	$3,637	$-	$1,882	$5,519
Average earning assets	$5,937	$3,913	$-	$2,025	$5,937
Statistical Data
Pre-tax ROAEA	2.75%	3.02%	-	-0.27%	2.75%
Net finance margin	4.65%	4.99%	-	-0.34%	4.65%
* Certain balances may not sum due to rounding.

LCM includes certain single family residential mortgage loans and reverse mortgage loans both of which will run-off over time and are mostly covered by loss share agreements acquired in the OneWest Bank acquisition.

The current quarter results reflect a full quarter of activity, compared to two months in the prior quarter. Revenue is primarily generated from interest on loans, including purchase accounting accretion.

Financing and leasing assets totaled $5.5 billion at December 31, 2015, down slightly from $5.6 billion at September 30, 2015. LCM includes single family residential mortgage loans, totaling $4.6 billion at December 31, 2015, and reverse mortgage loans totaling $0.9 billion. Approximately $5 billion of these loans are partially covered by loss sharing arrangements with the FDIC, which will continue to reimburse CIT Bank for certain realized losses. The indemnification asset, representing the expected cash flows from the loss share agreements was approximately $415 million at December 31, 2015.

Non-accrual loans totaled $5 million and related to SFR loans and there were about $1 million in net recoveries, compared to $2 million of SFR non-accrual loans and $1 million in net charge-offs in the prior quarter. The provision reflected changes in portfolio quality, along with draws on existing loans since the acquisition.

Non-Strategic Portfolios (NSP)

Earnings Summary*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$4	$7	$16	$(3)	$(12)
Rental income on operating leases	2	4	8	(2)	(6)
Interest expense	(3)	(6)	(16)	3	12
Depreciation on operating lease equipment	-	-	-	-	-
Net finance revenue	3	5	8	(2)	(6)
Other income	(54)	(22)	(19)	(32)	(35)
Provision for credit losses	-	-	-	-	-
Operating expenses	(6)	(5)	(18)	(1)	12
Income before income taxes	$(57)	$(21)	$(28)	$(36)	$(28)

Select Average Balances
Average earning assets	$139	$312	$788	$(174)	$(649)
Statistical Data
Pre-tax ROAEA	-164.04%	-26.90%	-14.42%	-137.15%	-149.62%
Net finance margin	8.38%	6.79%	4.27%	1.59%	4.11%
New business volume	$5	$14	$36	$(9)	$(31)
* Certain balances may not sum due to rounding.

NSP pre-tax losses rose from the year-ago and prior quarters, reflecting the completion of the sale of our Brazil platform during the quarter and a resulting loss, mainly due to the recognition of a $51 million CTA loss previously reflected in stockholders’ equity. The prior quarter included the completion of the sale of the Mexican platform and a loss mainly due to the associated recognition of a $19 million currency translation adjustment loss.

As a result of the mentioned sales, there were no remaining financing and leasing assets at December 31, 2015, compared to $0.1 billion at September 30, 2015 and $0.4 billion a year-ago.

Corporate & Other

Earnings Summary*				Change from:
($ in millions)	4Q15	3Q15	4Q14	Prior Quarter	Prior Year

Interest income	$26	$18	$4	$8	$22
Interest expense	(40)	(33)	(18)	(7)	(22)
Net finance revenue	(14)	(15)	(14)	1	(0)
Other income	(14)	(19)	(14)	5	(1)
Operating expenses	(58)	(59)	(29)	1	(29)
Income before income taxes	$(86)	$(92)	$(56)	$6	$(30)

Select Average Balances
Average earning assets	$8,680	$7,347	$5,014	$1,333	$3,665
Statistical Data
Pre-tax ROAEA	-3.96%	-5.03%	-4.48%	1.07%	0.52%
Net finance margin	-0.65%	-0.80%	-1.10%	0.16%	0.46%
Efficiency ratio	NM	NM	-84.2%	NM	NM
* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate and Other, including interest expense, primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. Interest income increased from both prior and year-ago quarters primarily related to income generated from the investment portfolio. Other income included a $1 million mark-to-market benefit on the TRS derivative in the current quarter, compared to negative adjustments of $24 million in the prior quarter and $11 million in the year-ago quarter. Operating expenses for the quarter reflect higher restructuring charges of $53 million from our previously announced organizational changes, whereas the prior quarter included $24 million of transaction costs associated with closing the OneWest Bank acquisition.

Discontinued Operations

Income from discontinued operations, net of taxes, was a loss of $7 million in the current quarter. Discontinued operations predominantly relate to third-party reverse mortgage servicing activity, known as Financial Freedom, which the company acquired in the OneWest Bank acquisition. As noted previously, in the current quarter a specific reserve related to the Financial Freedom servicing platform was increased by $38 million, of which $7 million was recorded as an expense in discontinued operations. The company is continuing to evaluate this reserve which could result in additional changes to the financial statements.

In the prior year, discontinued operations included the activity related to our Student Loan portfolio that was sold in the second quarter of 2014.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Carol Hayles will discuss these results on a conference call and audio webcast today, February 2, at 8:00 a.m. (EST). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “5092520” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EST) on March 2, 2016, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10079050”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Matt Klein	Barbara Callahan
Vice President, Media Relations	Senior Vice President
(973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

###

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014

Interest income
Interest and fees on loans	$480.1	$414.2	$296.3	$1,441.5	$1,191.0
Other Interest and dividends	30.3	23.5	9.9	71.4	35.5
Total interest income	510.4	437.7	306.2	1,512.9	1,226.5
Interest expense
Interest on borrowings	(187.5)	(190.6)	(213.1)	(773.4)	(855.2)
Interest on deposits	(99.2)	(89.7)	(63.8)	(330.1)	(231.0)
Total interest expense	(286.7)	(280.3)	(276.9)	(1,103.5)	(1,086.2)
Net interest revenue	223.7	157.4	29.3	409.4	140.3
Provision for credit losses	(57.6)	(49.9)	(15.0)	(160.5)	(100.1)
Net interest revenue, after credit provision	166.1	107.5	14.3	248.9	40.2
Non-interest income
Rental income on operating leases	550.9	539.3	546.5	2,152.5	2,093.0
Other income	30.4	39.2	116.4	219.5	305.4
Total non-interest income	581.3	578.5	662.9	2,372.0	2,398.4
Non-interest expenses
Depreciation on operating lease equipment	(166.8)	(159.1)	(153.2)	(640.5)	(615.7)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.7)	(231.0)	(196.8)
Operating expenses	(357.8)	(333.9)	(248.8)	(1,168.3)	(941.8)
Loss on debt extinguishment	(2.2)	(0.3)	(3.1)	(2.6)	(3.5)
Total other expenses	(606.4)	(549.2)	(454.8)	(2,042.4)	(1,757.8)
Income from continuing operations before benefit for income taxes	141.0	136.8	222.4	578.5	680.8
Benefit for income taxes	10.2	560.0	28.3	488.4	397.9
Income from continuing operations, before attribution of noncontrolling interests	151.2	696.8	250.7	1,066.9	1,078.7
Net (income) loss attributable to noncontrolling interests, after tax	-	-	1.3	0.1	(1.2)
Income from continuing operations	151.2	696.8	252.0	1,067.0	1,077.5
Discontinued operation
Loss from discontinued operation	(11.2)	(5.8)	-	(17.0)	(226.9)
Benefit (provision) for income taxes	4.5	2.1	(1.0)	6.6	(3.4)
Gain on sale of discontinued operation	-	-	-	-	282.8
(Loss) income from discontinued operation, net of taxes	(6.7)	(3.7)	(1.0)	(10.4)	52.5
Net income	$144.5	$693.1	$251.0	$1,056.6	$1,130.0

Basic income per common share
Income from continuing operations	$0.75	$3.66	$1.38	$5.75	$5.71
(Loss) income from discontinued operation, net of taxes	(0.03)	(0.02)	(0.01)	(0.05)	0.28
Basic income per common share	$0.72	$3.64	$1.37	$5.70	$5.99
Average number of common shares - basic (thousands)	200,987	190,557	182,623	185,500	188,491

Diluted income per common share
Income from continuing operations	$0.75	$3.63	$1.37	$5.72	$5.69
(Loss) income from discontinued operation, net of taxes	(0.03)	(0.02)	-	(0.05)	0.27
Diluted income per common share	$0.72	$3.61	$1.37	$5.67	$5.96
Average number of common shares - diluted (thousands)	201,376	191,803	183,605	186,385	189,463

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	December 31,	September 30,	December 31,
	2015*	2015	2014

Assets
Total cash and deposits	$8,301.5	$8,259.9	$7,119.7
Securities purchased under agreements to resell	-	100.0	650.0
Investment securities	2,953.8	3,618.8	1,550.3
Assets held for sale	2,092.4	2,154.3	1,218.1

Loans	31,671.7	32,406.2	19,495.0
Allowance for loan losses	(360.2)	(335.0)	(346.4)
Loans, net of allowance for loan losses	31,311.5	32,071.2	19,148.6

Operating lease equipment, net	16,617.0	15,538.2	14,930.4
Indemnification assets	414.8	465.0	-
Goodwill	1,185.3	1,135.1	571.3
Intangible assets	197.5	201.3	25.7
Unsecured counterparty receivable	537.8	529.5	559.2
Other assets	3,386.7	3,538.4	2,106.7
Assets of discontinued operation	500.5	513.8	-
Total assets	$67,498.8	$68,125.5	$47,880.0

Liabilities
Deposits	$32,782.2	$32,328.9	$15,849.8
Credit balances of factoring clients	1,344.0	1,609.3	1,622.1
Other liabilities	3,158.7	3,395.7	2,888.8
Borrowings
Unsecured borrowings	10,677.7	10,725.0	11,932.4
Structured financings	4,743.8	5,376.5	6,268.7
FHLB advances	3,117.6	3,219.0	254.7
Total borrowings	18,539.1	19,320.5	18,455.8
Liabilities of discontinued operation	696.2	671.9	-
Total liabilities	56,520.2	57,326.3	38,816.5
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,718.1	8,683.5	8,603.6
Retained earnings	2,557.4	2,443.4	1,615.7
Accumulated other comprehensive loss	(142.1)	(174.3)	(133.9)
Treasury stock, at cost	(157.3)	(155.9)	(1,018.5)
Total common stockholders' equity	10,978.1	10,798.7	9,068.9
Noncontrolling interests	0.5	0.5	(5.4)
Total equity	10,978.6	10,799.2	9,063.5
Total liabilities and equity	$67,498.8	$68,125.5	$47,880.0

Book Value Per Common Share
Book value per common share	$54.61	$53.74	$50.13
Tangible book value per common share	$47.73	$47.09	$46.83
Outstanding common shares (in thousands)	201,022	200,952	180,921

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	December 31, 2015		September 30, 2015		December 31, 2014
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$6,671.6	0.32%	$5,812.4	0.31%	$5,848.3	0.29%
Securities purchased under agreements to resell	25.0	0.49%	387.5	0.62%	675.0	0.53%
Investments	3,334.9	3.00%	2,663.2	2.76%	991.4	1.94%
Loans (including held for sale)
U.S.	32,467.3	5.71%	27,320.5	5.72%	17,829.9	5.76%
Non-U.S.	1,707.8	9.46%	1,971.6	8.91%	2,687.2	9.18%
Total Loans	34,175.1	5.90%	29,292.1	5.95%	20,517.1	6.24%
Total interest earning assets / interest income	44,206.6	4.80%	38,155.2	4.77%	28,031.8	4.62%
Operating lease equipment, net (including held for sale)
U.S.	8,534.7	7.58%	8,114.8	8.75%	8,018.0	9.21%
Non-U.S.	7,538.7	7.58%	7,330.3	8.01%	7,414.2	8.58%
Total operating lease equipment, net	16,073.4	7.58%	15,445.1	8.40%	15,432.2	8.91%
Indemnification assets	445.8	-0.72%	305.6	0.39%	-	-
Total earning assets	60,725.8	5.51%	53,905.9	5.81%	43,464.0	6.20%
Non-interest earning assets
Cash and due from banks	1,636.4		1,902.6		858.2
Allowance for loan losses	(338.3)		(347.9)		(345.5)
All other non-interest bearing assets	5,436.3		4,433.4		3,176.0
Assets of discontinued operation	506.9		333.8		-
Total Average Assets	$67,967.1		$60,227.8		$47,152.7
Liabilities
Borrowings
Deposits	$31,714.6	1.25%	$26,356.2	1.41%	$15,115.0	1.69%
Borrowings	18,907.9	3.97%	18,258.3	4.10%	18,707.5	4.56%
Total interest-bearing liabilities	50,622.5	2.27%	44,614.5	2.51%	33,822.5	3.27%
Non-interest bearing deposits	949.7		603.9		-
Credit balances of factoring clients	1,584.5		1,457.8		1,528.2
Other non-interest bearing liabilities	3,231.1		3,054.0		2,733.4
Liabilities of discontinued operation	674.6		432.0		-
Noncontrolling interests	0.5		0.5		(2.6)
Stockholders' equity	10,904.2		10,065.1		9,071.2
Total Average Liabilities and Stockholders' Equity	$67,967.1		$60,227.8		$47,152.7

	Years Ended
	December 31, 2015		December 31, 2014
Assets
Interest bearing deposits	$5,841.3	0.29%	$5,343.0	0.33%
Securities purchased under agreements to resell	411.5	0.56%	242.3	0.54%
Investments	2,239.2	2.31%	1,667.8	0.99%
Loans (including held for sale)
U.S.	24,000.4	5.58%	16,759.1	5.88%
Non-U.S.	2,016.2	9.19%	3,269.0	8.75%
Total Loans	26,016.6	5.88%	20,028.1	6.38%
Total interest earning assets / interest income	34,508.6	4.58%	27,281.2	4.73%
Operating lease equipment, net (including held for sale)
U.S.	8,082.3	8.57%	7,755.0	8.89%
Non-U.S.	7,432.3	7.92%	7,022.3	8.41%
Total operating lease equipment, net	15,514.6	8.26%	14,777.3	8.67%
Indemnification assets	189.5	-0.26%	-	-
Total earning assets	50,212.7	5.73%	42,058.5	6.16%
Non-interest earning assets
Cash and due from banks	1,365.1		945.0
Allowance for loan losses	(347.6)		(349.6)
All other non-interest bearing assets	4,105.7		2,720.5
Assets of discontinued operation	212.0		1,167.2
Total Average Assets	$55,547.9		$46,541.6
Liabilities
Borrowings
Deposits	$22,891.4	1.44%	$13,955.8	1.66%
Borrowings	17,863.0	4.33%	18,582.0	4.60%
Total interest-bearing liabilities	40,754.4	2.71%	32,537.8	3.34%
Non-interest bearing deposits	390.1		-
Credit balances of factoring clients	1,492.4		1,368.5
Other non-interest bearing liabilities	2,971.9		2,791.7
Liabilities of discontinued operation	279.1		997.2
Noncontrolling interests	(0.9)		7.0
Stockholders' equity	9,660.9		8,839.4
Total Average Liabilities and Stockholders' Equity	$55,547.9		$46,541.6

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
OTHER INCOME
Fee revenues	$32.4	$28.3	$26.1	$108.6	$93.1
Factoring commissions	29.1	30.9	32.2	116.5	120.2
Gains on sales of leasing equipment	16.9	30.7	52.0	101.1	98.4
Net gain (losses) on derivatives and foreign currency exchange	1.8	(20.0)	(16.2)	(32.9)	(37.8)
(Losses) gains on investments	(5.6)	2.0	24.6	0.9	39.0
Loss on OREO sales	(2.2)	(3.2)	-	(5.4)	-
Impairment on assets held for sale	(14.9)	(23.6)	(31.2)	(59.6)	(100.7)
(Loss) gains on loan and portfolio sales	(41.3)	(14.7)	16.5	(47.3)	34.3
Other revenues	14.2	8.8	12.4	37.6	58.9
Total other income	$30.4	$39.2	$116.4	$219.5	$305.4

OPERATING EXPENSES
Compensation and benefits	$(151.5)	$(160.4)	$(138.9)	$(594.0)	$(533.8)
Professional fees	(43.4)	(57.3)	(23.7)	(141.0)	(80.6)
Technology	(32.7)	(29.9)	(22.1)	(109.8)	(85.2)
Net occupancy expense	(17.9)	(14.8)	(8.5)	(50.7)	(35.0)
Advertising and marketing	(8.1)	(7.4)	(10.0)	(31.3)	(33.7)
Other expenses	(44.0)	(54.0)	(38.0)	(170.0)	(140.7)
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(297.6)	(323.8)	(241.2)	(1,096.8)	(909.0)
Provision for severance and facilities exiting activities	(53.0)	(5.1)	(6.7)	(58.2)	(31.4)
Intangible asset amortization	(7.2)	(5.0)	(0.9)	(13.3)	(1.4)
Total operating expenses	$(357.8)	$(333.9)	$(248.8)	$(1,168.3)	$(941.8)

	December 31,	September 30,	December 31,
	2015*	2015	2014
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$8,301.5	$8,259.9	$7,119.7
Securities purchased under agreements to resell	-	100.0	650.0
Investment securities	2,953.8	3,618.8	1,550.3
Total cash and investment securities	$11,255.3	$11,978.7	$9,320.0

OTHER ASSETS
Current and deferred federal and state tax assets	$1,244.3	$1,216.7	$483.5
Deposits on commercial aerospace equipment	696.0	810.7	736.3
Tax credit investments and investments in unconsolidated subsidiaries	223.9	224.6	73.4
Property, furniture and fixtures	197.2	200.2	126.4
Fair value of derivative financial instruments	140.7	166.9	168.0
Deferred debt costs and other deferred charges	129.6	131.7	148.1
Other real estate owned and repossessed assets	127.3	127.9	0.8
Tax receivables, other than income taxes	98.2	102.2	102.0
Other	529.5	557.5	268.2
Total other assets	$3,386.7	$3,538.4	$2,106.7
OTHER LIABILITIES
Equipment maintenance reserves	$1,012.4	$968.4	$960.4
Accrued expenses and accounts payable	628.1	602.7	478.3
Current and deferred taxes payable	363.1	384.9	319.1
Security and other deposits	263.0	296.8	368.0
Accrued interest payable	209.6	171.4	243.7
Valuation adjustment relating to aerospace commitments	73.1	98.4	121.2
Other liabilities	609.4	873.1	398.1
Total other liabilities	$3,158.7	$3,395.7	$2,888.8
* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	December 31,	September 30,	December 31,
	2015	2015	2014
North America Banking
Commercial Banking
Loans	$9,443.4	$10,235.0	$6,889.9
Assets held for sale	538.8	413.0	22.8
Financing and leasing assets	9,982.2	10,648.0	6,912.7
Commercial Real Estate
Loans	5,305.6	5,092.2	1,768.6
Assets held for sale	57.0	-	-
Financing and leasing assets	5,362.6	5,092.2	1,768.6
Equipment Finance
Loans	4,377.5	4,290.0	4,717.3
Operating lease equipment, net	259.0	250.9	265.2
Assets held for sale	562.5	569.5	-
Financing and leasing assets	5,199.0	5,110.4	4,982.5
Commercial Services
Loans - factoring receivables	2,132.5	2,556.4	2,560.2
Consumer Banking
Loans	1,442.1	1,327.7	-
Assets held for sale	3.9	8.1	-
Financing and leasing assets	1,446.0	1,335.8	-
Total Segment
Loans	22,701.1	23,501.3	15,936.0
Operating lease equipment, net	259.0	250.9	265.2
Assets held for sale	1,162.2	990.6	22.8
Financing and leasing assets	24,122.3	24,742.8	16,224.0
Transportation & International Finance
Aerospace
Loans	1,762.3	1,705.6	1,796.5
Operating lease equipment, net	9,765.2	9,045.2	8,949.5
Assets held for sale	34.7	102.3	391.6
Financing and leasing assets	11,562.2	10,853.1	11,137.6
Rail
Loans	120.9	129.0	130.0
Operating lease equipment, net	6,592.8	6,242.1	5,715.2
Assets held for sale	0.7	1.0	1.2
Financing and leasing assets	6,714.4	6,372.1	5,846.4
Maritime Finance
Loans	1,658.9	1,470.9	1,006.7
Assets held for sale	19.5	39.1	19.7
Financing and leasing assets	1,678.4	1,510.0	1,026.4
International Finance
Loans	-	-	625.7
Operating lease equipment, net	-	-	0.5
Assets held for sale	834.1	905.5	402.7
Financing and leasing assets	834.1	905.5	1,028.9
Total Segment
Loans	3,542.1	3,305.5	3,558.9
Operating lease equipment, net	16,358.0	15,287.3	14,665.2
Assets held for sale	889.0	1,047.9	815.2
Financing and leasing assets	20,789.1	19,640.7	19,039.3
Legacy Consumer Mortgages
Single Family Residential Mortgages
Loans	4,531.2	4,702.3	-
Assets held for sale	21.1	21.2	-
Financing and leasing assets	4,552.3	4,723.5	-
Reverse Mortgages
Loans	897.3	897.1	-
Assets held for sale	20.1	15.7	-
Financing and leasing assets	917.4	912.8	-
Total Segment
Loans	5,428.5	5,599.4	-
Assets held for sale	41.2	36.9	-
Financing and leasing assets	5,469.7	5,636.3	-
Non-Strategic Portfolios
Loans	-	-	0.1
Assets held for sale	-	78.9	380.1
Financing and leasing assets	-	78.9	380.2
Total financing and leasing assets	$50,381.1	$50,098.7	$35,643.5

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

	Quarters Ended
	December 31, 2015		September 30, 2015		December 31, 2014
Gross Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$0.9	0.10%	$28.3	2.97%	$10.1	1.10%
North America Banking(2)	37.2	0.64%	37.6	0.71%	18.7	0.47%
Legacy Consumer Mortgages	(0.3)	-0.02%	1.5	0.16%	-	-
Total CIT	$37.8	0.47%	$67.4	0.94%	$28.8	0.59%

	Years Ended December 31,
	2015		2014
Transportation & International Finance(1)	$35.3	0.98%	$44.8	1.25%
North America Banking(2)	129.5	0.68%	75.2	0.49%
Legacy Consumer Mortgages	1.2	0.05%	-	-
Non-Strategic Portfolios(3)	-	-	7.5	4.91%
Total CIT	$166.0	0.67%	$127.5	0.67%

	Quarters Ended
	December 31, 2015		September 30, 2015		December 31, 2014
Net Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$0.8	0.09%	$27.2	2.86%	$7.7	0.84%
North America Banking(2)	32.0	0.55%	32.9	0.62%	15.4	0.38%
Legacy Consumer Mortgages	(0.9)	-0.07%	1.2	0.12%	-	-
Total CIT	$31.9	0.40%	$61.3	0.86%	$23.1	0.47%

	Years Ended December 31,
	2015		2014
Transportation & International Finance(1)	$26.8	0.75%	$37.7	1.06%
North America Banking(2)	110.5	0.58%	56.2	0.36%
Legacy Consumer Mortgages	0.3	0.01%	-	-
Non-Strategic Portfolios(3)	-	-	5.2	3.47%
Total CIT	$137.6	0.55%	$99.1	0.52%

Non-accruing Loans to Finance Receivables(4)	December 31, 2015		September 30, 2015		December 31, 2014
Transportation & International Finance	$62.0	1.75%	$52.1	1.58%	$37.2	1.05%
North America Banking(2)	200.9	0.88%	156.3	0.67%	100.9	0.63%
Legacy Consumer Mortgages	4.8	0.09%	1.8	0.03%	-	-
Non-Strategic Portfolios	-	-	4.5	(4)	22.4	(4)
Total CIT	$267.7	0.85%	$214.7	0.66%	$160.5	0.82%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Specific allowance - impaired loans	$0.9	$9.5	$(13.1)	$15.4	$(18.0)
Non-specific allowance	24.8	(20.9)	5.0	7.5	19.0
Net charge-offs	31.9	61.3	23.1	137.6	99.1
Totals	$57.6	$49.9	$15.0	$160.5	$100.1

	Allowance for Loan Losses
	December 31,	September 30,	December 31,
	2015	2015	2014
Specific allowance - impaired loans	$27.8	$18.3	$12.4
Non-specific allowance	332.4	316.7	334.0
Totals	$360.2	$335.0	$346.4

Allowance for loan losses as a percentage of total finance receivables	1.14%	1.03%	1.78%
Allowance for loan losses as a percent of finance receivables/Commercial	1.42%	1.31%	1.78%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Commercial	1.80%	1.82%	1.78%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Consumer	8.89%	11.27%	-

In certain instances, we use the term finance receivables synonymously with “Loans”, as presented on the balance sheet.

1) TIF charge-offs related to the transfer of receivables to assets held for sale for the quarter ended September 30, 2015 totaled $26 million and $27 million year to date 2015. TIF charge-offs for the quarter ended December 31, 2014 and year to date 2014 totaled $6 million and $18 million, respectively, related to the transfer of receivables to assets held for sale.

2) NAB charge-offs related to the transfer of receivables to assets held for sale for the quarters ended December 31 and September 30, 2015 totaled $19 million and $14 million, respectively, and $46 million year to date. NAB charge-offs for the quarter and year to date December 31, 2014 totaled $1 million and $18 million, respectively, related to the transfer of receivables to assets held for sale.

3) NSP charge-offs for the year ended December 31, 2014 included $7 million related to the transfer of receivables to assets held for sale.

4) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
North America Banking
Total interest income	$317.1	$275.6	$214.4	$987.8	$832.4
Total interest expense	(65.3)	(72.2)	(74.2)	(284.9)	(285.4)
Provision for credit losses	(45.5)	(46.9)	(6.5)	(135.2)	(62.0)
Rental income on operating leases	29.7	28.5	24.8	113.3	97.4
Other income	74.2	58.2	115.4	267.9	318.0
Depreciation on operating lease equipment	(18.8)	(21.5)	(19.7)	(82.1)	(81.7)
Operating expenses	(204.7)	(185.9)	(132.1)	(660.7)	(499.7)
Income before provision for income taxes	$86.7	$35.8	$122.1	$206.1	$319.0
Funded new business volume	$2,471.4	$2,067.2	$1,620.6	$7,523.2	$6,201.6
Average Earning Assets	$23,644.8	$20,808.0	$15,616.4	$18,794.7	$15,074.1
Average Finance Receivables	$23,149.4	$21,204.1	$16,013.1	$18,974.1	$15,397.7
Transportation & International Finance
Total interest income	$73.3	$73.8	$71.7	$285.4	$289.4
Total interest expense	(157.1)	(155.0)	(169.3)	(645.6)	(650.4)
Provision for credit losses	(8.6)	(1.5)	(8.5)	(20.3)	(38.3)
Rental income on operating leases	519.0	506.6	513.8	2,021.7	1,959.9
Other income	23.3	22.9	33.5	97.1	69.9
Depreciation on operating lease equipment	(148.0)	(137.6)	(133.5)	(558.4)	(519.6)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.7)	(231.0)	(196.8)
Operating expenses / loss on debt extinguishment	(66.0)	(68.4)	(73.1)	(293.8)	(301.9)
Income before provision for income taxes	$156.3	$184.9	$184.9	$655.1	$612.2
Funded new business volume	$1,695.1	$1,236.8	$1,228.9	$4,282.9	$5,015.0
Average Earning Assets	$20,741.5	$20,068.4	$20,517.2	$20,321.6	$19,330.7
Average Finance Receivables	$3,446.7	$3,806.2	$3,688.8	$3,591.3	$3,571.2
Legacy Consumer Mortgages
Total interest income	$90.1	$62.8	$-	$152.9	$-
Total interest expense	(21.1)	(14.0)	-	(35.1)	-
Provision for credit losses	(3.5)	(1.5)	-	(5.0)	-
Other income	1.3	(0.9)	-	0.4	-
Operating expenses	(26.0)	(16.9)	-	(42.9)	-
Income before provision for income taxes	$40.8	$29.5	$-	$70.3	$-
Average Earning Assets	$5,937.2	$3,912.6	$-	$2,483.5	$-
Average Finance Receivables	$5,518.6	$3,637.0	$-	$2,308.9	$-
Non-Strategic Portfolios
Total interest income	$3.9	$7.2	$16.1	$33.6	$90.5
Total interest expense	(3.2)	(6.1)	(15.6)	(29.3)	(82.1)
Provision for credit losses	-	-	-	-	0.4
Rental income on operating leases	2.2	4.2	7.9	17.5	35.7
Other income	(54.1)	(21.8)	(18.8)	(89.4)	(57.6)
Depreciation on operating lease equipment	-	-	-	-	(14.4)
Operating expenses	(5.6)	(4.5)	(18.0)	(33.4)	(74.6)
Loss before provision for income taxes	$(56.8)	$(21.0)	$(28.4)	$(101.0)	$(102.1)
Funded new business volume	$5.0	$14.2	$35.9	$83.3	$216.5
Average Earning Assets	$138.5	$312.3	$787.8	$358.8	$1,192.2
Average Finance Receivables	$-	$-	$0.1	$-	$151.2
Corporate and Other
Total interest income	$26.0	$18.3	$4.0	$53.2	$14.2
Total interest expense	(40.0)	(33.0)	(17.8)	(108.6)	(68.3)
Provision for credit losses	-	-	-	-	(0.2)
Other income	(14.3)	(19.2)	(13.7)	(56.5)	(24.9)
Operating expenses / loss on debt extinguishment	(57.7)	(58.5)	(28.7)	(140.1)	(69.1)
Loss before provision for income taxes	$(86.0)	$(92.4)	$(56.2)	$(252.0)	$(148.3)
Average Earning Assets	$8,679.5	$7,346.8	$5,014.4	$6,761.7	$5,095.7
Total CIT
Total interest income	$510.4	$437.7	$306.2	$1,512.9	$1,226.5
Total interest expense	(286.7)	(280.3)	(276.9)	(1,103.5)	(1,086.2)
Provision for credit losses	(57.6)	(49.9)	(15.0)	(160.5)	(100.1)
Rental income on operating leases	550.9	539.3	546.5	2,152.5	2,093.0
Other income	30.4	39.2	116.4	219.5	305.4
Depreciation on operating lease equipment	(166.8)	(159.1)	(153.2)	(640.5)	(615.7)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.7)	(231.0)	(196.8)
Operating expenses / loss on debt extinguishment	(360.0)	(334.2)	(251.9)	(1,170.9)	(945.3)
Income from continuing operations before provision for income taxes	$141.0	$136.8	$222.4	$578.5	$680.8
Funded new business volume	$4,171.5	$3,318.2	$2,885.4	$11,889.4	$11,433.1
Average Earning Assets	$59,141.5	$52,448.1	$41,935.8	$48,720.3	$40,692.7
Average Finance Receivables	$32,114.7	$28,647.3	$19,702.0	$24,874.3	$19,120.1

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
North America Banking
Average Earning Assets (AEA)
Commercial Banking	$10,681.0	$9,456.9	$7,171.9	$8,537.5	$7,285.0
Commercial Real Estate	5,164.7	3,993.9	1,772.0	3,213.6	1,687.6
Equipment Finance	5,632.3	5,657.4	5,659.6	5,590.7	5,086.3
Commercial Services	801.5	833.0	1,012.9	888.9	1,015.2
Consumer Banking	1,365.3	866.8	-	564.0	-
Gross yield
Commercial Banking	5.07%	4.86%	5.12%	4.76%	5.20%
Commercial Real Estate	5.28%	5.09%	4.19%	4.83%	4.15%
Equipment Finance	8.51%	8.47%	8.29%	8.53%	8.48%
Commercial Services	5.24%	5.22%	4.52%	4.80%	4.94%
Consumer Banking	3.72%	3.58%	-	3.63%	-
Total
AEA	$23,644.8	$20,808.0	$15,616.4	$18,794.7	$15,074.1
Gross yield	5.87%	5.85%	6.13%	5.86%	6.17%
Net Finance Margin	4.44%	4.04%	3.72%	3.91%	3.73%

Transportation & International Finance
Average Earning Assets (AEA)
Aerospace	$11,594.3	$11,251.2	$12,219.4	$11,631.8	$11,301.8
Rail	6,599.3	6,314.7	5,909.6	6,245.5	5,651.6
Maritime Finance	1,590.6	1,443.3	913.7	1,323.1	670.0
International Finance	957.3	1,059.2	1,474.5	1,121.2	1,707.3
Gross yield
Aerospace	11.07%	10.98%	10.47%	10.68%	11.11%
Rail	13.71%	14.50%	15.15%	14.34%	14.57%
Maritime Finance	5.24%	5.04%	5.30%	5.10%	5.18%
International Finance	10.14%	9.25%	8.08%	9.04%	7.95%
Total
AEA	$20,741.5	$20,068.4	$20,517.2	$20,321.6	$19,330.7
Gross yield	11.42%	11.57%	11.41%	11.35%	11.64%
Net Finance Margin	4.00%	4.62%	4.54%	4.29%	4.57%

Legacy Consumer Mortgages
Average Earning Assets (AEA)
Single Family Residential Mortgages	$5,010.7	$3,321.9	$-	$2,101.1	$-
Reverse Mortgages	926.5	590.7	-	382.4	-
Gross yield
Single Family Residential Mortgages	5.79%	5.68%	-	5.70%	-
Reverse Mortgages	7.58%	10.59%	-	8.68%	-
Total
AEA	$5,937.2	$3,912.6	$-	$2,483.5	$-
Gross yield	6.07%	6.42%	-	6.16%	-
Net Finance Margin	4.65%	4.99%	-	4.74%	-

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Total Net Revenues(1)	2015	2015	2014	2015	2014
Interest income	$510.4	$437.7	$306.2	$1,512.9	$1,226.5
Rental income on operating leases	550.9	539.3	546.5	2,152.5	2,093.0
Finance revenue	1,061.3	977.0	852.7	3,665.4	3,319.5
Interest expense	(286.7)	(280.3)	(276.9)	(1,103.5)	(1,086.2)
Depreciation on operating lease equipment	(166.8)	(159.1)	(153.2)	(640.5)	(615.7)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.7)	(231.0)	(196.8)
Net finance revenue (NFR)	528.2	481.7	372.9	1,690.4	1,420.8
Other income	30.4	39.2	116.4	219.5	305.4
Total net revenues	$558.6	$520.9	$489.3	$1,909.9	$1,726.2

NFR as a % of AEA	3.57%	3.67%	3.56%	3.47%	3.49%

Net Operating Lease Revenues(2)
Rental income on operating leases	$550.9	$539.3	$546.5	$2,152.5	$2,093.0
Depreciation on operating lease equipment	(166.8)	(159.1)	(153.2)	(640.5)	(615.7)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.7)	(231.0)	(196.8)
Net operating lease revenue	$304.5	$324.3	$343.6	$1,281.0	$1,280.5

	December 31,	September 30,	December 31,
Earning Assets(3)	2015	2015	2014
Loans	$31,671.7	$32,406.2	$19,495.0
Operating lease equipment, net	16,617.0	15,538.2	14,930.4
Assets held for sale	2,092.4	2,154.3	1,218.1
Credit balances of factoring clients	(1,344.0)	(1,609.3)	(1,622.1)
Interest bearing cash	6,820.3	6,606.3	6,241.2
Investment securities	2,953.8	3,618.8	1,550.3
Securities purchased under agreements to resell	-	100.0	650.0
Indemnification assets	414.8	465.0	-
Total earning assets	$59,226.0	$59,279.5	$42,462.9
Average Earning Assets (for the respective quarters)	$59,141.5	$52,448.1	$41,935.8

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Adjusted Operating Expenses	2015	2015	2014	2015	2014
Operating expenses	$(357.8)	$(333.9)	$(248.8)	$(1,168.3)	$(941.8)
Provision for severance and facilities exiting activities	53.0	5.1	6.7	58.2	31.4
Intangible assets amortization	7.2	5.0	0.9	13.3	1.4
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(297.6)	$(323.8)	$(241.2)	$(1,096.8)	$(909.0)

Operating expenses (exclusive of restructuring costs and intangible assets amortization) as a % of AEA	(2.01% )	(2.47% )	(2.30% )	(2.25% )	(2.23% )

Total Net Revenue	$558.6	$520.9	$489.3	$1,909.9	$1,726.2
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(297.6)	$(323.8)	$(241.2)	$(1,096.8)	$(909.0)
Net Efficiency Ratio(5)	53.3%	62.2%	49.3%	57.4%	52.7%

	December 31,	September 30,	December 31,
	2015	2015	2014
Continuing Operations Total Assets(6)
Total Assets	$67,498.8	$68,125.5	$47,880.0
Assets of discontinued operation	(500.5)	(513.8)	-
Continuing operations total assets	$66,998.3	$67,611.7	$47,880.0

	December 31,	September 30,	December 31,
Tangible Book Value(7)	2015	2015	2014
Total common stockholders' equity	$10,978.1	$10,798.7	$9,068.9
Less: Goodwill	(1,185.3)	(1,135.1)	(571.3)
Intangible assets	(197.5)	(201.3)	(25.7)
Tangible book value	$9,595.3	$9,462.3	$8,471.9

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues.

(6) Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis.

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.